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                                                                         CONTACT
                                                           MEDIA: LILLIAN KILROY
                                                                    410-277-2833
                                            INVESTMENT COMMUNITY: ELLEN GROSSMAN
                                                                    410-277-2889

      PROVIDENT BANKSHARES CORPORATION WILL TAKE SECOND QUARTER CHARGE
                        TO ADDRESS HEALTH CARE LOANS


      BALTIMORE - (JULY 12, 2000) Provident Bankshares Corporation, (NASDAQ:
PBKS), the parent company of Provident Bank, made a $13 million addition to its provision for loan losses in the second quarter. This addition was made to address the anticipated write-down of a significant portion of an existing $15 million non-performing health care credit and the sale of another health care credit not previously classified as non-performing. The Company decided to take this action after analyzing recently received information regarding the non-performing credit.

      Provident sold the second $15 million health care loan at the end of the second quarter. The provision for the loss on the sale of this loan was offset by gains from securities transactions.

      Overall, these actions should reduce expected second quarter earnings per share by six cents.

      The Company's allowance to loans ratio will remain at a level consistent with prior periods after the provision and anticipated charges.

      Commenting on these actions, Chairman and Chief Executive Officer Peter M. Martin said, "We are taking these constructive steps to address recent events that have affected these health care loans. We look forward to putting them in context as part of our second quarter earnings announcement released on July 19th and our regularly scheduled quarterly earnings teleconference on July 20th."

      Provident Bankshares Corporation is the parent company of $5.2 billion Provident Bank, the second largest commercial bank headquartered in Maryland. Provident Bank serves individuals and business throughout the Baltimore-Washington corridor and can be found on the Web at WWW.PROVBANK.COM.

STATEMENTS CONTAINED IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS, AS THE TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, WHICH INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DISCUSSED IN DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME.

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